Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Peter N. Hood, CF0
Storage Computer Corporation
(603) 880-3005 ext 303
ir@storage.com

STORAGE COMPUTER CORPORATION ANNOUNCES

RESULTS FOR FIRST QUARTER OF 2003

NASHUA, New Hampshire – May 16, 2003 — Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage and data delivery systems, today announced the Company’s results for the first quarter ended March 31, 2003. Revenue for the quarter was $277,984 versus $766,003 for the first quarter of 2002.

The net loss for the quarter ended March 31, 2003 was $1,202,084 compared to a net loss of $3,666,205 for the first quarter of 2002. The fully diluted net loss per share available to common stockholders was $0.04 for the quarter ended March 31, 2003 compared to $0.20 for the first quarter of 2002. Dividends on preferred stock including amortization of the beneficial conversion features were $17,595 ($0.01 per share) for the quarter ended March 31, 2003 and $257,044 ($0.01 per share) for the quarter ended March 31, 2002.

Revenue from sales of products and services in the first quarter of 2003 was lower than the last quarter of 2002 and the first quarter of 2002. While our new products have been available for market since the last year, we believe that the anticipation of and the conflict in Iraq had a dramatic impact on the marketing of our product offerings as it did on overall business activity. The complete lack of interest on the part of existing and potential new customers has begun to turn around with the end of the war in the second quarter and we are experiencing improved interest and quoting activity.

Our cost structure remains very lean. However, we are fully capable of responding to the anticipated business expected to execute our base business plan for 2003.

As previously reported, Ted Goodlander, Chairman and CEO of the Company, through a entity he controls, acquired from the original investor all of the remaining unconverted shares of the Company’s Series C Convertible Preferred Stock on January 8, 2003. Mr. Goodlander, who personally owned all of the remaining outstanding shares the Company’s Series A Convertible Preferred Stock, has converted both series of convertible stock to common stock. While this has resulted in significant dilution, the “toxic convertible securities “will no longer impact the market for our common stock.

The following financial data summarizes Storage Computer Corporation’s operating results for the first quarter ended March 31, 2003 and 2002, respectively.

	March 31, 2003	March 31, 2002
Revenue
Product and services	$277,984	$766,003
License fees	—	—

Total revenues	277,984	766,003

Costs and expenses:
Cost of products and services	247,061	721,700
Cost of license fees	259,715	679,114
Research and development	285,909	1,019,669
Sales and marketing	162,191	1,016,726
General and administrative	377,137	801,529
Amortization of intangibles	144,000	240,072
Total costs and expenses	1,476,013	4,478,810

Operating loss	(1,198,029)	(3,712,807)
Other income (expense), net	(4,055)	47,602

Pre-tax loss	(1,202,084)	(3,665,205)
Provision for income taxes	—	—

Net loss	(1,202,084)	(3,665,205)
Dividends on preferred stock including amortization of the beneficial conversion features	(17,595)	(257,044)

Net loss applicable to common stockholders	$(1,219,679)	$(3,922,249)

Net loss available to common stockholders per basic and dilutive share	$(0.04)	$(0.20)
Basic and dilutive shares	34,421,825	19,176,260

The following financial data summarizes Storage Computer Corporation’s financial position at March 31, 2003 and December 31, 2002, respectively

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$1,527,229	$2,680,599
Accounts receivable, inventories and other current assets	2,370,146	2,438,292

Total current assets	3,897,375	5,118,891
Non-current assets, primarily goodwill, net	4,550,562	4,754,981

Total assets	$8,447,937	$9,873,872

Current liabilities	3,237,229	3,509,985
Redeemable convertible preferred stock	0	1,212,618
Shareholders’ equity	5,210,708	5,151,269

Total liabilities and shareholders’ equity	$8,447,937	$9,873,872

About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer’s high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer’s worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.

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